EXHIBIT 12.1
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

                                       EMT CORP.
                                CALCULATION OF RATIO OF
                               EARNINGS TO FIXED CHARGES
                                 (DOLLARS IN THOUSANDS)




                       Period From      Period From     Year    Period From   Period From                Year       Year      Year
                     January 1, 2003  January 1, 2002   Ended   Dec 22, 2001  July 1, 2001  Year Ended   Ended      Ended    Ended
                           to               to         Dec 31,   to Dec 31,        to        June 30,   June 30,  June 30,  June 30,
                      June 30, 2003    June 30, 2002    2002       2001       Dec 21, 2001     2001      2000       1999      1998
                      -------------    -------------   -------  ------------  ------------  ---------- ---------  --------- --------

Interest Expense.....    $11,825          $17,342      $33,422        $1,087     $26,514     $101,655   $45,448    $22,123    $1,498
Amortization of Debt
  Issuance Costs.....        795              795        1,595            43         757        1,584       639        332        24
Income Before
  Taxes..............      7,911           17,478       24,638           820      11,640       10,787     3,926      3,748       202
                         -------         --------       ------        ------      ------     --------    ------     ------    ------
      Earnings.......     20,531           35,615       59,655         1,950      38,911      114,026    50,013     26,203     1,724
                         -------           ------       ------        ------      ------      -------    ------     ------     -----

Interest Expense.....     11,825           17,342       33,422         1,087      26,514      101,655    45,448     22,123     1,498
Amortization of Debt
  Issuance Costs.....        795              795        1,595            43         757        1,584       639        332        24
                         -------         --------      -------         -----      ------     --------    ------    -------     -----
     Fixed Charges...     12,620           18,137       35,017         1,130      27,271      103,239    46,087     22,455     1,522
                        --------         --------       ------         -----      ------      -------    ------    -------     -----
Ratio of Earnings to
     Fixed Charges...      1.63%            1.96%        1.70%         1.73%       1.43%        1.10%      1.09%     1.17%     1.13%
                           =====            =====        =====         =====       =====        =====      =====     =====     =====


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